Exhibit 99.1

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 July 20, 2026

The Board of Directors
Standard BioTools Inc.
50 Milk Street, 10th Floor
Boston, MA 02109

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 6, 2026, to the Board of Directors of Standard BioTools Inc. (“Standard BioTools”) as Annex B to, and reference to such opinion letter under the headings “Prospectus Summary – Opinion of Standard BioTools’ Financial Advisor”, “Risk Factors”, “The Merger – Background of the Merger”, “The Merger – Standard BioTools’ Reasons for the Merger”, “The Merger – Opinion of Standard BioTools’ Financial Advisor”, “The Merger – Summary of Centerview Financial Analysis”, and “The Merger – Summary of Certain Unaudited Prospective Financial Information” in, the proxy statement/prospectus relating to the proposed merger transaction involving Standard BioTools and Treeline Biosciences, Inc., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Standard BioTools (the “Registration Statement”).

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019
PHONE: (212) 380-2650    FAX: (212) 380-2651    WWW.CENTERVIEWPARTNERS.COM

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